Exhibit 3(ii)

SECOND AMENDMENT

TO THE AMENDED AND RESTATED BYLAWS

OF

LSB INDUSTRIES, INC.

The following amendment to the Amended and Restated Bylaws of LSB Industries, Inc. (the “Corporation”), dated August 20, 2009, as amended by the First Amendment to the Amended and Restated Bylaws, dated February 18, 2010 (together, the “Bylaws”), to reduce the maximum number of members of the Board of Directors of the Corporation from fourteen to ten directors was approved and adopted by the Board of Directors of the Corporation at their meeting held on January 17, 2014:

1. Amendment to ARTICLE IV, Section 1. “Number, Term, Qualifications and Vacancies.” The second sentence of Section 1 of ARTICLE IV of the Bylaws is hereby deleted in its entirety, and the following new sentence is substituted in lieu thereof:

“The number of directors that shall constitute the whole Board of Directors may be fixed from time to time pursuant to a resolution adopted by a vote of two-thirds of the entire Board of Directors and may consist of no fewer than three nor more than ten members.”

2. The Bylaws of the Corporation, as amended and modified by this Second Amendment to the Amended and Restated Bylaws of LSB Industries, Inc., sets forth the entire bylaws of LSB Industries, Inc. This Second Amendment to the Amended and Restated Bylaws of LSB Industries, Inc. is effective January 17, 2014, the date the Board of Directors adopted and approved such amendment.

Dated: January 17, 2014

LSB INDUSTRIES, INC.

/s/ Jack E. Golsen
Jack E. Golsen
Chairman of the Board

/s/ David M. Shear
David M. Shear, Secretary